Exhibit 10.2

AMENDMENT TO

EMPLOYMENT AND CHANGE IN CONTROL AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AND CHANGE IN CONTROL AGREEMENT (this “Amendment”), effective as of December 3, 2010, is made between MASSEY ENERGY COMPANY, a Delaware corporation (the “Company”), and BAXTER F. PHILLIPS, JR. (the “Executive”).

WITNESSETH:

WHEREAS, the Company and Executive previously entered into an Employment and Change in Control Agreement on November 10, 2008, which agreement has thereafter been amended (the “Employment Agreement”); and

WHEREAS, the Company and Executive desire to amend the Employment Agreement in order to provide additional compensation and to extend the term in connection with Executive’s election as Chief Executive Officer of the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth (including definitions of capitalized terms which are set forth in Section 19 and throughout the Employment Agreement) and intending to be legally bound hereby, the Company and Executive agree as follows:

1. Section 1.1 of the Employment Agreement is amended to read as follows:

1.1 Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the term hereof in the executive position of President prior to December 3, 2010 and in the executive position of Chief Executive Officer and President commencing December 3, 2010. In such capacity commencing December 3, 2010, Executive shall report to the Board of the Company, and shall have the customary powers, responsibilities and authorities of executives holding such positions in corporations of the size, type and nature of the Company, as it exists from time to time, and as are assigned by the Board of the Company.

2. Section 2 of the Employment Agreement is amended to read as follows:

2. Term of Employment. Executive’s term of employment under this Agreement shall commence on the Effective Date and, subject to termination by the terms hereunder, shall have an initial term ending on December 31, 2011 (the “Term of Employment”).

3. Section 3.1 of the Employment Agreement is amended to read as follows:

3.1 Salary. During the Term of Employment, the Company shall pay Executive a base salary (“Base Salary”) at an annual rate of $650,000 until December 3, 2010 and at an annual rate of $1,100,000 thereafter. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company (but no less frequently than monthly). During the Term of Employment, the Board shall, in good faith, review, at least annually, Executive’s Base Salary in accordance with the Company’s customary procedures and practices regarding the salaries of senior executives and may, if determined by the Board to be appropriate, increase Executive’s Base Salary following such review. “Base Salary” for all purposes herein shall be deemed to be a reference to any such increased amount.

4. Section 3.2 of the Employment Agreement is amended to read as follows:

3.2 Annual Bonus. In addition to his Base Salary, during the Term of Employment, Executive shall be eligible to receive an annual cash bonus award (the “Annual Cash Bonus”) with a target amount no less than

60% of Executive’s Base Salary for the Company’s 2009 fiscal year, 70% of Executive’s Base Salary for the Company’s 2010 fiscal year and $1,800,000 for the Company’s 2011 fiscal year (the “Target Bonus”, as applicable for the year in question), subject to the terms and conditions set forth by the Compensation Committee of the Board for such fiscal year. With respect to the 2011 Annual Cash Bonus, Executive’s employment beyond the Term of Employment shall not be required in order for him to receive payment thereof and shall not affect the amount payable to Executive. The annual bonus award shall be payable to Executive at the time bonuses are paid to its executive officers in accordance with the Company’s policies and practices as set by the Board but in no event later than March 15th following the year in which the Annual Bonus is earned.

4. Section 3.7(b) of the Employment Agreement is amended to read as follows:

(b) In the event either (i) Executive’s employment by the Company terminates prior to December 31, 2011 on account of death or Disability or (ii) an actual Change in Control occurs prior to December 31, 2011 during Executive’s continued employment by the Company, the long-term cash Retention Bonus Installment(s) paid under Section 3.5 shall be considered compensation taken into account in determining covered compensation and average compensation when paid.

5. The following new Section 3.8 is added to the Employment Agreement:

3.8 Special Performance Award. The Executive shall be eligible for an annual special performance award for 2011 in the form of performance based restricted stock and/or units of not less than $770,000 valued on the date of grant, which shall occur no later than December 31, 2010. The award shall be subject to all the terms, conditions and performance requirements established by the Compensation Committee of the Board and shall be governed by and subject to the terms of the award agreements and the Massey Energy 2006 Stock and Incentive Plan (or any successor plan).

6. The following new Section 3.9 is added to the Employment Agreement:

3.9 Financial Advisor Perquisite. For 2011, the Company shall reimburse Executive up to $10,000 per year during the term of this Agreement for reasonable and customary accounting, financial and tax planning and advice pertaining to Executive incurred during the year, upon submission of satisfactory documentation evidencing such expenditures by Executive. Such reimbursement shall be made no later than the last day of the year following the year in which Executive incurs the reimbursable expense(s).

7. Section 4.1(a) of the Employment Agreement is amended to read as follows:

(a) Executive shall be entitled to participate in the Company’s long-term cash and equity incentive program at a level at least equivalent to Level 1 for awards granted prior to December 3, 2010. Commencing December 3, 2010, Executive additionally shall be entitled to participate in the Company’s long-term equity incentive program with a target award of not less than $1,430,000 (exclusive of any awards made prior to December 3, 2010).

8. The following new Section 4.1(c) is added to the Employment Agreement:

(c) Each of Executive’s outstanding restricted stock and restricted unit awards granted prior to 2010 and outstanding on December 3, 2010 under the Company’s long-term cash and equity incentive program shall be immediately vested on December 3, 2010.

9. Clause (i) of Section 6.2(b) of the Employment Agreement is amended to read as follows:

(i) a lump sum cash payment equal to $8,000,000;

10. In all other respects, the Employment Agreement is unchanged.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered on December 3, 2010.

MASSEY ENERGY COMPANY

By:	/s/ Adm. Bobby R. Inman
Name:	Adm. Bobby R. Inman
Title:	Chairman of the
Board of Directors

/s/ Baxter F. Phillips, Jr.
Name:	Baxter F. Phillips, Jr.
Chief Executive Officer
and President

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